UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 28, 2018

BEST BUY CO., INC.
(Exact name of registrant as specified in its charter)

Minnesota	1-9595	41-0907483
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7601 Penn Avenue South
Richfield, Minnesota	55423
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (612) 291-1000

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05	Costs Associated With Exit or Disposal Activities.

On February 28, 2018, Best Buy Co., Inc. ("Best Buy") announced that it intends to close all of its 257 remaining Best Buy Mobile stand-alone stores in the United States by May 31, 2018. This decision is the result of changing economics in the mobile industry since Best Buy began opening these stores in 2006, along with the integration of its mobile model into its core stores and on-line channel, which are today more economically compelling.

The costs of implementing these changes primarily consist of costs related to termination of store leases. Best Buy expects to incur total pre-tax restructuring charges in the range of $55 to $65 million, which equates to diluted earnings per share of approximately $0.14 to $0.17. Best Buy expects that the majority of these charges will be recorded in the first quarter of fiscal 2019. The expected total charges include between $53 and $63 million of cash payments - primarily related to the termination of store leases - that will be paid over the next year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEST BUY CO., INC.
(Registrant)

Date: February 28, 2018	By:	/s/ MATHEW R. WATSON
Mathew R. Watson
Senior Vice President, Finance - Controller and Chief Accounting Officer

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